EXHIBIT 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
July 28, 2022	Chief Financial Officer
(800) 445-1347 ext. 8716

United Bankshares, Inc. Announces Earnings

for the Second Quarter and First Half of 2022

WASHINGTON, D.C. and CHARLESTON, WV-- United Bankshares, Inc. (NASDAQ: UBSI) (“United”), today reported earnings for the second quarter of 2022 of $95.6 million, or $0.71 per diluted share, as compared to earnings of $81.7 million, or $0.60 per diluted share, for the first quarter of 2022. The quarter was highlighted by continued loan growth, net interest margin expansion, and strong credit quality metrics.

Annualized loan growth, excluding Paycheck Protection Program (“PPP”) loans, for the second quarter and first half of 2022 was 15% and 13%, respectively. Second quarter 2022 net interest margin of 3.38% increased 39 basis points from the first quarter of 2022. Non-performing loans as a percentage of loans and leases, net of unearned income was a low 0.37% at June 30, 2022.

Second quarter 2022 results produced annualized returns on average assets, average equity and average tangible equity, a non-GAAP measure, of 1.32%, 8.33% and 14.23%, respectively, compared to annualized returns on average assets, average equity, and average tangible equity of 1.13%, 6.96% and 11.63%, respectively, for the first quarter of 2022.

“During the second quarter, we continued our strong momentum from the beginning of the year and are well positioned for the second half of 2022,” stated Richard M. Adams, Jr., United’s Chief Executive Officer. “We had meaningful net interest margin expansion and continue to experience promising loan growth in our markets. We remain well capitalized with solid asset quality, have sound liquidity levels, and maintain our longstanding commitments to strong risk management practices, credit underwriting discipline and meeting our customers’ needs.”

Second quarter of 2022 compared to the first quarter of 2022

Net interest income for the second quarter of 2022 increased $23.4 million, or 12%, from the first quarter of 2022. Tax-equivalent net interest income, a non-GAAP measure which adjusts for the tax-favored status of income from certain loans and investments, for the second quarter of 2022 also increased $23.4 million, or 12%, from the first quarter of 2022. The increase in net interest income and tax-equivalent net interest income was primarily due to higher interest income on earning assets driven by rising market interest rates and a change in the asset mix to higher earning assets. The interest rate spread of 3.24% for the second quarter of 2022 increased 38 basis points from the first quarter of 2022 due to a 42 basis point increase in the average yield on earning assets partially offset by a 4 basis point increase in the average cost of funds. A decrease in average earning assets of $426.0 million, or 2%, from the first quarter of 2022, driven by a decrease of $1.3 billion in short-term investments, was partially offset by increases in higher yielding average net loans

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and loans held for sale of $489.9 million and average investment securities of $375.8 million. Acquired loan accretion income increased $1.3 million to $5.4 million for the second quarter of 2022. Net PPP loan fee income decreased $542 thousand to $3.6 million for the second quarter of 2022. The net interest margin of 3.38% for the second quarter of 2022 was an increase of 39 basis points from the net interest margin of 2.99% for the first quarter of 2022.

The provision for credit losses was a net benefit of $1.8 million for the second quarter of 2022 as compared to a net benefit of $3.4 million for the first quarter of 2022. The net benefit in the second quarter reflects continued strong performance trends within the loan portfolio partially offset by loan growth and the impact of reasonable and supportable forecasts of future macroeconomic conditions.

Noninterest income for the second quarter of 2022 decreased $2.4 million, or 5%, from the first quarter of 2022. The decrease in noninterest income was primarily due to a decrease of $6.8 million in income from mortgage banking activities mainly due to lower mortgage loan origination and sale volume driven by the rising rate environment and a lower margin on loans sold in the secondary market. Income from bank-owned life insurance (“BOLI”) increased $1.9 million from the first quarter of 2022 to $4.1 million primarily due to the recognition of death benefits.

Noninterest expense for the second quarter of 2022 increased $2.0 million, or 1%, from the first quarter of 2022. The increase in noninterest expense resulted from higher amounts of certain general operating expenses including an increase in the expense for reserve for unfunded loan commitments of $662 thousand.

For the second quarter of 2022, income tax expense was $23.5 million as compared to $20.1 million for the first quarter of 2022. The increase of $3.4 million was due to higher earnings. United’s effective tax rate was 19.8% for both the second and first quarters of 2022.

Second quarter of 2022 compared to the second quarter of 2021

Earnings for the second quarter of 2022 were $95.6 million, or $0.71 per diluted share, as compared to earnings of $94.8 million, or $0.73 per diluted share, for the second quarter of 2021.

Net interest income for the second quarter of 2022 increased $28.4 million, or 15%, from the second quarter of 2021. Tax-equivalent net interest income, a non-GAAP measure which adjusts for the tax-favored status of income from certain loans and investments, for the second quarter of 2022 also increased $28.4 million, or 15%, from the second quarter of 2021. United completed its acquisition of Community Bankers Trust Corporation (“Community Bankers Trust”) on December 3, 2021. The increase in net interest income and tax-equivalent net interest income was primarily due to the impact of higher average earning assets, driven by the Community Bankers Trust acquisition, the impact of rising market interest rates on earning assets and a change in the asset mix to higher earning assets. These increases were partially offset by lower acquired loan accretion income, lower PPP loan fee income and higher average interest-bearing deposit balances as a result of the Community Bankers Trust acquisition. Average earning assets for the second quarter of 2022 increased $1.7 billion, or 7%, from the second quarter of 2021 due to a $1.6 billion increase in average investment securities and a $1.2 billion increase in average net loans and loans held for sale partially offset by a $1.2 billion decrease in average short-term investments. The interest rate spread for the second quarter of 2022 increased 26 basis

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points from the second quarter of 2021 to 3.24% due to a 21 basis point increase in the average yield on earning assets and a 5 basis point decrease in the average cost of funds. Average interest-bearing deposits for the second quarter of 2022 increased $917.1 million, or 7%, from the second quarter of 2021; however, the yield on interest-bearing deposits decreased 5 basis points from the second quarter of 2021. Acquired loan accretion income was $5.4 million and $9.7 million for the second quarter of 2022 and 2021, respectively, a decrease of $4.3 million. Net PPP loan fee income was $3.6 million and $9.0 million for the second quarter of 2022 and 2021, respectively, a decrease of $5.4 million. The net interest margin of 3.38% for the second quarter of 2022 was an increase of 24 basis points from the net interest margin of 3.14% for the second quarter of 2021.

The provision for credit losses was a net benefit of $1.8 million for the second quarter of 2022 as compared to a net benefit of $8.9 million for the second quarter of 2021.

Noninterest income for the second quarter of 2022 was $43.6 million, which was a decrease of $19.3 million, or 31%, from the second quarter of 2021. The decrease in noninterest income was driven by a $24.5 million decrease in income from mortgage banking activities mainly due to lower mortgage loan origination and sale volume driven by the rising rate environment and a lower margin on loans sold in the secondary market. BOLI income for the second quarter of 2022 was $4.1 million, an increase of $2.5 million from the second quarter of 2021. Fees from deposit services for the second quarter of 2022 were $10.8 million, an increase of $1.4 million from the second quarter of 2021.

Noninterest expense for the second quarter of 2022 was $141.2 million, an increase of $2.2 million, or 2%, from the second quarter of 2021 primarily due to a $5.0 million increase in the expense for reserve for unfunded loan commitments and a $3.8 million increase in other noninterest expense from higher amounts of certain general operating expenses. These increases in noninterest expense were partially offset by a $5.9 million decrease in employee compensation primarily due to lower employee commissions, incentives and overtime related to mortgage banking production partially offset by additional employees from the Community Bankers Trust acquisition.

For the second quarter of 2022, income tax expense was $23.5 million as compared to $24.5 million for the second quarter of 2021. The decrease of $924 thousand was primarily due to a lower effective tax rate. United’s effective tax rate was 19.8% for the second quarter of 2022 and 20.5% for the second quarter of 2021.

First half of 2022 compared to the first half of 2021

Earnings for the first six months of 2022 were $177.3 million, or $1.30 per diluted share, as compared to earnings of $201.7 million, or $1.56 per diluted share, for the first six months of 2021.

Net interest income for the first six months of 2022 increased $28.9 million, or 8%, from the first six months of 2021. Tax-equivalent net interest income, a non-GAAP measure which adjusts for the tax-favored status of income from certain loans and investments, for the first six months of 2022 increased $29.0 million, or 8%, from the first six months of 2021. The increase in net interest income and tax-equivalent net interest income was primarily due to an increase in average earning assets from the Community Bankers Trust acquisition and organic growth, the impact of rising market interest rates on earning assets and due to lower interest expense on deposits. These increases were partially offset by lower PPP loan fee income and lower acquired loan accretion income. Average earning assets for the first six months of 2022 increased $2.1 billion,

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or 9%, from the first six months of 2021 due to a $1.6 billion increase in average investment securities and a $763.8 million increase in average net loans and loans held for sale partially offset by a $219.9 million decrease in average short-term investments. The interest rate spread for the first six months of 2022 decreased 1 basis point from the first six months of 2021 due to a 9 basis point decrease in the average yield on earning assets partially offset by an 8 basis point decrease in the average cost of funds. Net PPP loan fee income was $7.7 million and $20.3 million for the first half of 2022 and 2021, respectively, a decrease of $12.6 million. Acquired loan accretion income was $9.5 million and $19.5 million for the first half of 2022 and 2021, respectively, a decrease of $10.0 million. The net interest margin of 3.18% for the first six months of 2022 was a decrease of 4 basis points from the net interest margin of 3.22% for the first six months of 2021.

The provision for credit losses was a net benefit of $5.2 million for the first six months 2022 as compared to a net benefit of $8.7 million for the first six months of 2021.

Noninterest income for the first six months of 2022 was $89.6 million, which was a decrease of $65.8 million, or 42%, from the first six months of 2021. The decrease was driven by a $70.7 million decrease in income from mortgage banking activities mainly due to lower mortgage loan origination and sale volume driven by the rising rate environment and a lower margin on loans sold in the secondary market. BOLI income for the first six months of 2022 was $6.3 million, an increase of $3.3 million from the first six months of 2021. Fees from deposit services for the first six months of 2022 were $21.0 million, an increase of $2.7 million from the first six months of 2021.

Noninterest expense for the first six months of 2022 was $280.3 million, a decrease of $7.6 million, or 3%, from the first six months of 2021 driven by decreases in employee compensation of $15.7 million, employee benefits of $5.0 million, real estate owned (“OREO”) expense of $3.8 million and mortgage loan servicing expense and impairment of $3.4 million partially offset by an increase in the expense for reserve for unfunded loan commitments of $9.5 million. The decrease in employee compensation was due to lower employee commissions, incentives and overtime related to mortgage banking production partially offset by additional employees from the Community Bankers Trust acquisition. Employee benefits decreased primarily due to changes in deferred compensation plans resulting from market fluctuations. The decrease in OREO expense was primarily due to fewer declines in the fair value of OREO properties. The decrease in mortgage loan servicing expense and impairment was due to lower amortization of mortgage servicing rights (“MSR”) and a recovery of the MSR valuation allowance of $883 thousand during the first six months of 2022 as compared to a MSR impairment of $250 thousand during the first six months of 2021.

For the first six months of 2022, income tax expense was $43.6 million as compared to $52.0 million for the first six months of 2021 primarily due to lower earnings and a lower effective tax rate. United’s effective tax rate was 19.8% for the first six months of 2022 and 20.5% for the first six months of 2021.

Credit Quality

United’s asset quality continues to be sound. At June 30, 2022, non-performing loans were $70.3 million, or 0.37% of loans & leases, net of unearned income, down from $90.8 million, or 0.50% of loans & leases, net of unearned income, at December 31, 2021. Total non-performing assets of $84.2 million, including OREO of $13.8 million at June 30, 2022, represented 0.29% of total assets as compared to non-performing assets of $105.6 million, including OREO of $14.8 million, or 0.36% of total assets at December 31, 2021.

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As of June 30, 2022, the allowance for loan & lease losses was $213.7 million, or 1.13% of loans & leases, net of unearned income, as compared to $216.0 million, or 1.20% of loans & leases, net of unearned income, at December 31, 2021. Net recoveries were $941 thousand and $2.9 million for the second quarter and first half of 2022, respectively. Net charge-offs were $5.2 million and $9.8 million for the second quarter and first half of 2021, respectively. Annualized net recoveries as a percentage of average loans & leases, net of unearned income were (0.02)% and (0.03)% for the second quarter and first half of 2022, respectively. Annualized net charge-offs as a percentage of average loans & leases, net of unearned income were 0.10% and 0.15% for the for the second quarter and first half of 2021, respectively.

Capital

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 14.8% at June 30, 2022, while estimated Common Equity Tier 1 capital, Tier 1 capital and leverage ratios are 12.7%, 12.7% and 10.5%, respectively. The June 30, 2022 ratios reflect United’s election of a five-year transition provision, allowed by the Federal Reserve Board and other federal banking agencies in response to the COVID-19 pandemic, to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10.0%, a Common Equity Tier 1 capital ratio of 6.5%, a Tier 1 capital ratio of 8.0% and a leverage ratio of 5.0%.

During the first half of 2022 and 2021, United repurchased, under a previously announced stock repurchase plan, shares of its common stock. During the second quarter of 2022, United repurchased approximately 1.5 million shares of its common stock at an average price per share of $34.47. United did not repurchase any shares of its common stock during the second quarter of 2021. During the first half of 2022, United repurchased approximately 2.3 million shares of its common stock at an average price per share of $34.69. During the first half of 2021, United repurchased approximately 306 thousand shares of its common stock at an average price per share of $32.52.

About United Bankshares, Inc.

As of June 30, 2022, United had consolidated assets of approximately $28.8 billion. United is the parent company of United Bank which comprises nearly 250 offices in Virginia, Maryland, Washington, D.C., North Carolina, South Carolina, Georgia, Pennsylvania, West Virginia, and Ohio. United’s stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

United Bankshares, Inc. Announces…

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Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its June 30, 2022 consolidated financial statements on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of June 30, 2022 and will adjust amounts preliminarily reported, if necessary.

Use of non-GAAP Financial Measures

This press release contains certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Generally, United has presented these “non-GAAP” financial measures because it believes that these measures provide meaningful additional information to assist in the evaluation of United’s results of operations or financial position. Presentation of these non-GAAP financial measures is consistent with how United’s management evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the banking industry.

Specifically, this press release contains certain references to financial measures identified as tax-equivalent (FTE) net interest income, average tangible equity, return on average tangible equity and tangible book value per share. Management believes these non-GAAP financial measures to be helpful in understanding United’s results of operations or financial position.

Net interest income is presented in this press release on a tax-equivalent basis. The tax-equivalent basis adjusts for the tax-favored status of income from certain loans and investments. Although this is a non-GAAP measure, United’s management believes this measure is more widely used within the financial services industry and provides better comparability of net interest income arising from taxable and tax-exempt sources. United uses this measure to monitor net interest income performance and to manage its balance sheet composition. The tax-equivalent adjustment combines amounts of interest income on federally nontaxable loans and investment securities using the statutory federal income tax rate of 21%.

Tangible equity is calculated as GAAP total shareholders’ equity minus total intangible assets. Tangible equity can thus be considered the most conservative valuation of the company. Tangible equity is also presented on a per common share basis and considering net income, a return on average tangible equity. Management provides these amounts to facilitate the understanding of as well as to assess the quality and composition of United’s capital structure. By removing the effect of intangible assets that result from merger and acquisition activity, the “permanent” items of equity are presented. These measures, along with others, are used by management to analyze capital adequacy and performance.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to that comparable GAAP financial measure can be found in the attached financial information tables to this press release. Investors should recognize that United’s presentation of these non-GAAP financial measures might not be comparable to similarly titled measures at other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and United strongly encourages a review of its condensed consolidated financial statements in their entirety.

Forward-Looking Statements

In this report, we have made various statements regarding current expectations or forecasts of future events, which speak only as of the date the statements are made. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are also made from time-to-time in press releases and in oral statements made by the officers of the Company. Forward-looking statements can be identified by the use of the words “expect,” “may,” “could,” “intend,” “project,” “estimate,” “believe,” “anticipate,” and other words of similar meaning. Such forward-looking statements are based on assumptions and estimates, which although believed to be reasonable, may turn out to be incorrect. Therefore, undue reliance should not be placed upon these estimates and statements. United cannot assure that any of these statements, estimates, or beliefs will be realized and actual results may differ from those contemplated in these “forward-looking statements.” The following factors, among others, could cause the actual results of United’s operations to differ materially from its expectations: the uncertainty as to the extent of the duration, scope and impacts of the COVID-19 pandemic, on United, its colleagues, the communities United serves, and the domestic and global economy; uncertainty in U.S. fiscal and monetary policies, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets, interest rate, securities market and monetary supply fluctuations; increasing rates of inflation and slower growth rates; reform of LIBOR; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those involving the Federal Reserve, FDIC, and CFPB; the effect of changes in the level of checking or savings account deposits on United’s funding costs and net interest margin; future provisions for credit losses on loans and debt securities; changes in nonperforming assets; competition; and changes in legislation or regulatory requirements. For more information about factors that could cause actual results to differ materially from United’s expectations, refer to its reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and United undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. You are advised to consult further disclosures United may make on related subjects in our filings with the SEC.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended			Six Months Ended
	June 2022	June 2021	March 2022	June 2022	June 2021
EARNINGS SUMMARY:
Interest income	$227,771	$200,186	$202,795	$430,566	$405,843
Interest expense	12,868	13,669	11,293	24,161	28,366

Net interest income	214,903	186,517	191,502	406,405	377,477
Provision for credit losses	(1,807)	(8,879)	(3,410)	(5,217)	(8,736)
Noninterest income	43,608	62,864	46,025	89,633	155,444
Noninterest expense	141,174	138,969	139,175	280,349	287,903

Income before income taxes	119,144	119,291	101,762	220,906	253,754
Income taxes	23,531	24,455	20,098	43,629	52,020

Net income	$95,613	$94,836	$81,664	$177,277	$201,734

PER COMMON SHARE:
Net income:
Basic	$0.71	$0.73	$0.60	$1.31	$1.56
Diluted	0.71	0.73	0.60	1.30	1.56
Cash dividends	$0.36	$0.35	0.36	0.72	0.70
Book value			33.77	33.34	34.01
Closing market price			$34.88	$35.07	$36.50
Common shares outstanding:
Actual at period end, net of treasury shares			136,068,439	134,580,646	129,203,593
Weighted average-basic	134,623,061	128,750,851	136,058,328	135,336,729	128,693,616
Weighted average-diluted	134,863,650	129,033,988	136,435,229	135,634,398	128,946,280
FINANCIAL RATIOS:
Return on average assets	1.32%	1.41%	1.13%	1.23%	1.52%
Return on average shareholders’ equity	8.33%	8.69%	6.96%	7.63%	9.32%
Return on average tangible equity (non-GAAP)(1)	14.23%	14.95%	11.63%	12.90%	16.06%
Average equity to average assets	15.88%	16.21%	16.22%	16.05%	16.31%
Net interest margin	3.38%	3.14%	2.99%	3.18%	3.22%

		June 30 2022	December 31 2021	June 30 2021	March 31 2022
PERIOD END BALANCES:
Assets		$28,777,896	$29,328,902	$27,190,926	$29,365,511
Earning assets		25,356,669	26,083,089	24,129,532	25,958,745
Loans & leases, net of unearned income		18,970,395	18,023,648	16,888,001	18,392,086
Loans held for sale		220,689	504,416	576,827	340,040
Investment securities		5,073,618	4,295,749	3,511,501	5,020,712
Total deposits		23,026,649	23,350,263	21,567,391	23,474,301
Shareholders’ equity		4,487,050	4,718,628	4,393,713	4,595,140

Note: (1) See information under the “Selected Financial Ratios” table for a reconciliation of non-GAAP measure.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income	Three Months Ended			Six Months Ended
	June	June	March	June	June
	2022	2021	2022	2022	2021
Interest & Loan Fees Income (GAAP)	$227,771	$200,186	$202,795	$430,566	$405,843
Tax equivalent adjustment	1,104	1,075	1,109	2,213	2,122

Interest & Fees Income (FTE) (non-GAAP)	228,875	201,261	203,904	432,779	407,965
Interest Expense	12,868	13,669	11,293	24,161	28,366

Net Interest Income (FTE) (non-GAAP)	216,007	187,592	192,611	408,618	379,599
Provision for Credit Losses	(1,807)	(8,879)	(3,410)	(5,217)	(8,736)
Noninterest Income:
Fees from trust services	4,294	4,193	4,127	8,421	7,956
Fees from brokerage services	4,115	3,654	4,552	8,667	7,977
Fees from deposit services	10,830	9,396	10,148	20,978	18,292
Bankcard fees and merchant discounts	1,671	1,368	1,379	3,050	2,432
Other charges, commissions, and fees	785	775	759	1,544	1,534
Income from bank-owned life insurance	4,120	1,658	2,194	6,314	3,061
Income from mortgage banking activities	12,445	36,943	19,203	31,648	102,338
Mortgage loan servicing income	2,328	2,386	2,387	4,715	4,741
Net gains (losses) on investment securities	1,182	24	(251)	931	2,633
Other noninterest income	1,838	2,467	1,527	3,365	4,480

Total Noninterest Income	43,608	62,864	46,025	89,633	155,444

Noninterest Expense:
Employee compensation	62,632	68,557	62,621	125,253	140,969
Employee benefits	12,047	14,470	12,851	24,898	29,920
Net occupancy	11,206	10,101	11,187	22,393	21,042
Data processing	7,549	6,956	7,371	14,920	13,982
Amortization of intangibles	1,379	1,467	1,379	2,758	2,933
OREO expense	46	496	182	228	4,055
Net (gains) on the sale of OREO properties	(454)	(106)	(33)	(487)	(33)
Equipment expense	7,310	5,830	7,335	14,645	11,874
FDIC insurance expense	3,004	1,800	2,673	5,677	3,800
Mortgage loan servicing expense and impairment	1,783	3,599	1,643	3,426	6,776
Expense for reserve for unfunded loan commitments	5,899	873	5,237	11,136	1,646
Other noninterest expense	28,773	24,926	26,729	55,502	50,939

Total Noninterest Expense	141,174	138,969	139,175	280,349	287,903

Income Before Income Taxes (FTE) (non-GAAP)	120,248	120,366	102,871	223,119	255,876
Tax equivalent adjustment	1,104	1,075	1,109	2,213	2,122

Income Before Income Taxes (GAAP)	119,144	119,291	101,762	220,906	253,754
Taxes	23,531	24,455	20,098	43,629	52,020

Net Income	$95,613	$94,836	$81,664	$177,277	$201,734

MEMO: Effective Tax Rate	19.75%	20.50%	19.75%	19.75%	20.50%

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Balance Sheets
	June 2022	June 2021	June 30	December 31	June 30
	Q-T-D Average	Q-T-D Average	2022	2021	2021
Cash & Cash Equivalents	$2,105,669	$3,203,664	$1,658,486	$3,758,170	$3,677,396
Securities Available for Sale	4,824,655	3,234,581	4,812,704	4,042,699	3,277,074
Less: Allowance for credit losses	0	0	0	0	0

Net available for sale securities	4,824,655	3,234,581	4,812,704	4,042,699	3,277,074
Securities Held to Maturity	1,020	1,020	1,020	1,020	1,020
Less: Allowance for credit losses	(19)	(23)	(18)	(19)	(31)

Net held to maturity securities	1,001	997	1,002	1,001	989
Equity Securities	13,204	11,454	13,513	12,404	11,507
Other Investment Securities	246,312	221,093	246,399	239,645	221,931

Total Securities	5,085,172	3,468,125	5,073,618	4,295,749	3,511,501

Total Cash and Securities	7,190,841	6,671,789	6,732,104	8,053,919	7,188,897

Loans held for sale	263,039	618,306	220,689	504,416	576,827
Commercial Loans & Leases	14,210,173	13,068,138	14,136,614	13,809,735	12,723,654
Mortgage Loans	3,227,395	2,950,453	3,481,064	3,008,410	2,946,352
Consumer Loans	1,344,390	1,224,973	1,376,447	1,233,162	1,251,646

Gross Loans	18,781,958	17,243,564	18,994,125	18,051,307	16,921,652
Unearned income	(26,280)	(36,437)	(23,730)	(27,659)	(33,651)

Loans & Leases, net of unearned income	18,755,678	17,207,127	18,970,395	18,023,648	16,888,001
Allowance for Loan & Lease Losses	(214,624)	(231,422)	(213,729)	(216,016)	(217,545)

Net Loans	18,541,054	16,975,705	18,756,666	17,807,632	16,670,456
Mortgage Servicing Rights	22,644	22,385	22,593	23,144	22,540
Goodwill	1,889,186	1,810,045	1,888,889	1,886,494	1,810,040
Other Intangibles	22,519	24,875	21,655	24,413	23,990
Operating Lease Right-of-Use Asset	76,821	68,191	75,143	81,942	66,635
Other Real Estate Owned	13,943	18,740	13,847	14,823	18,474
Bank Owned Life Insurance	478,163	390,184	473,470	478,067	408,973
Other Assets	511,238	405,738	572,840	454,052	404,094

Total Assets	$29,009,448	$27,005,958	$28,777,896	$29,328,902	$27,190,926

MEMO: Interest-earning Assets	$25,626,411	$23,967,740	$25,356,669	$26,083,089	$24,129,532

Interest-bearing Deposits	$14,136,707	$13,219,572	$13,995,710	$14,369,716	$13,283,937
Noninterest-bearing Deposits	9,038,947	8,227,147	9,030,939	8,980,547	8,283,454

Total Deposits	23,175,654	21,446,719	23,026,649	23,350,263	21,567,391
Short-term Borrowings	136,025	136,801	128,242	128,844	127,745
Long-term Borrowings	811,924	814,151	796,961	817,394	814,022

Total Borrowings	947,949	950,952	925,203	946,238	941,767
Operating Lease Liability	81,450	72,254	79,787	86,703	70,546
Other Liabilities	198,209	157,135	259,207	227,070	217,509

Total Liabilities	24,403,262	22,627,060	24,290,846	24,610,274	22,797,213

Preferred Equity	0	0	0	0	0
Common Equity	4,606,186	4,378,898	4,487,050	4,718,628	4,393,713

Total Shareholders’ Equity	4,606,186	4,378,898	4,487,050	4,718,628	4,393,713

Total Liabilities & Equity	$29,009,448	$27,005,958	$28,777,896	$29,328,902	$27,190,926

MEMO: Interest-bearing Liabilities	$15,084,656	$14,170,524	$14,920,913	$15,315,954	$14,225,704

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended			Six Months Ended
	June	June	March	June	June
	2022	2021	2022	2022	2021
Quarterly/Year-to-Date Share Data:
Earnings Per Share:
Basic	$0.71	$0.73	$0.60	$1.31	$1.56
Diluted	$0.71	$0.73	$0.60	$1.30	$1.56
Common Dividend Declared Per Share	$0.36	$0.35	$0.36	$0.72	$0.70
High Common Stock Price	$37.81	$42.50	$39.80	$39.80	$42.50
Low Common Stock Price	$33.11	$36.19	$33.58	$33.11	$31.57
Average Shares Outstanding (Net of Treasury Stock):
Basic	134,623,061	128,750,851	136,058,328	135,336,729	128,693,616
Diluted	134,863,650	129,033,988	136,435,229	135,634,398	128,946,280
Common Dividends	$48,544	$45,268	$49,266	$97,810	$90,522
Dividend Payout Ratio	50.77%	47.73%	60.33%	55.17%	44.87%

			June 30	June 30	March 31
			2022	2021	2022
EOP Share Data:
Book Value Per Share			$33.34	$34.01	$33.77
Tangible Book Value Per Share (non-GAAP) (1)			$19.14	$19.81	$19.72
52-week High Common Stock Price			$39.80	$42.50	$42.50
Date			01/13/22	05/18/21	05/18/21
52-week Low Common Stock Price			$31.74	$20.57	$31.74
Date			09/20/21	09/25/20	9/20/21
EOP Shares Outstanding (Net of Treasury Stock):			134,580,646	129,203,593	136,068,439
Memorandum Items:
EOP Employees (full-time equivalent)			2,988	3,012	3,090
Note:
(1) Tangible Book Value Per Share:
Total Shareholders’ Equity (GAAP)			$4,487,050	$4,393,713	$4,595,140
Less: Total Intangibles			(1,910,544)	(1,834,030)	(1,912,278)

Tangible Equity (non-GAAP)			$2,576,506	$2,559,683	$2,682,862
÷ EOP Shares Outstanding (Net of Treasury Stock)			134,580,646	129,203,593	136,068,439

Tangible Book Value Per Share (non-GAAP)			$19.14	$19.81	$19.72

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended June 2022			Three Months Ended June 2021			Three Months Ended March 2022
	Average Balance	Interest(1)	Average Rate(1)	Average Balance	Interest(1)	Average Rate(1)	Average Balance	Interest(1)	Average Rate(1)
Selected Average Balances and Yields:
ASSETS:
Earning Assets:
Federal funds sold and securities purchased under agreements to resell and other short-term investments	$1,737,146	$4,841	1.12%	$2,905,604	$1,757	0.24%	$3,028,826	$2,329	0.31%
Investment securities:
Taxable	4,665,307	24,558	2.11%	3,114,902	13,846	1.78%	4,264,820	17,505	1.64%
Tax-exempt	419,865	2,794	2.66%	353,223	2,331	2.64%	444,542	2,688	2.42%

Total securities	5,085,172	27,352	2.15%	3,468,125	16,177	1.87%	4,709,362	20,193	1.72%
Loans and loans held for sale, net of unearned income (2)	19,018,717	196,682	4.15%	17,825,433	183,327	4.12%	18,530,232	181,382	3.96%
Allowance for loan losses	(214,624)			(231,422)			(216,016)

Net loans and loans held for sale	18,804,093		4.19%	17,594,011		4.18%	18,314,216		4.01%

Total earning assets	25,626,411	$228,875	3.58%	23,967,740	$201,261	3.37%	26,052,404	$203,904	3.16%

Other assets	3,383,037			3,038,218			3,292,118

TOTAL ASSETS	$29,009,448			$27,005,958			$29,344,522

LIABILITIES:
Interest-Bearing Liabilities:
Interest-bearing deposits	$14,136,707	$9,751	0.28%	$13,219,572	$11,012	0.33%	$14,383,839	$8,561	0.24%
Short-term borrowings	136,025	237	0.70%	136,801	182	0.54%	133,987	181	0.55%
Long-term borrowings	811,924	2,880	1.42%	814,151	2,475	1.22%	817,363	2,551	1.27%

Total interest-bearing liabilities	15,084,656	12,868	0.34%	14,170,524	13,669	0.39%	15,335,189	11,293	0.30%

Noninterest-bearing deposits	9,038,947			8,227,147			8,991,131
Accrued expenses and other liabilities	279,659			229,389			258,422

TOTAL LIABILITIES	24,403,262			22,627,060			24,584,742
SHAREHOLDERS’ EQUITY	4,606,186			4,378,898			4,759,780

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$29,009,448			$27,005,958			$29,344,522

NET INTEREST INCOME		$216,007			$187,592			$192,611

INTEREST RATE SPREAD			3.24%			2.98%			2.86%
NET INTEREST MARGIN			3.38%			3.14%			2.99%

(1)	The interest income and the yields on federally nontaxable loans and investment securities are presented on a tax-equivalent basis using the statutory federal income tax rate of 21%.
(2)	Nonaccruing loans are included in the daily average loan amounts outstanding.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Six Months Ended June 2022			Six Months Ended June 2021
	Average Balance	Interest(1)	Average Rate(1)	Average Balance	Interest(1)	Average Rate(1)
Selected Average Balances and Yields:
ASSETS:
Earning Assets:
Federal funds sold and securities purchased under agreements to resell and other short-term investments	$2,379,418	$7,170	0.61%	$2,599,276	$3,650	0.28%
Investment securities:
Taxable	4,466,170	42,063	1.88%	3,018,633	27,372	1.81%
Tax-exempt	432,135	5,483	2.54%	324,183	4,312	2.66%

Total securities	4,898,305	47,546	1.94%	3,342,816	31,684	1.90%
Loans and loans held for sale, net of unearned income (2)	18,775,823	378,063	4.06%	18,030,354	372,631	4.16%
Allowance for loan losses	(215,316)			(233,597)

Net loans and loans held for sale	18,560,507		4.10%	17,796,757		4.22%

Total earning assets	25,838,230	$432,779	3.37%	23,738,849	$407,965	3.46%

Other assets	3,338,261			3,011,252

TOTAL ASSETS	$29,176,491			$26,750,101

LIABILITIES:
Interest-Bearing Liabilities:
Interest-bearing deposits	$14,259,590	$18,312	0.26%	$13,202,246	$22,997	0.35%
Short-term borrowings	135,012	418	0.62%	139,463	360	0.52%
Long-term borrowings	814,628	5,431	1.34%	823,705	5,009	1.23%

Total interest-bearing liabilities	15,209,230	24,161	0.32%	14,165,414	28,366	0.40%

Noninterest-bearing deposits	9,015,171			7,982,751
Accrued expenses and other liabilities	269,099			238,883

TOTAL LIABILITIES	24,493,500			22,387,048
SHAREHOLDERS’ EQUITY	4,682,991			4,363,053

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$29,176,491			$26,750,101

NET INTEREST INCOME		$408,618			$379,599

INTEREST RATE SPREAD			3.05%			3.06%
NET INTEREST MARGIN			3.18%			3.22%

(1)	The interest income and the yields on federally nontaxable loans and investment securities are presented on a tax-equivalent basis using the statutory federal income tax rate of 21%.
(2)	Nonaccruing loans are included in the daily average loan amounts outstanding.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Three Months Ended	Six Months Ended
June	June	March	June	June
2022	2021	2022	2022	2021
Selected Financial Ratios:
Return on Average Assets	1.32%	1.41%	1.13%	1.23%	1.52%
Return on Average Shareholders’ Equity	8.33%	8.69%	6.96%	7.63%	9.32%
Return on Average Tangible Equity (non-GAAP) (1)	14.23%	14.95%	11.63%	12.90%	16.06%
Efficiency Ratio	54.61%	55.73%	58.59%	56.52%	54.02%
Note:
(1) Return on Average Tangible Equity:
(a) Net Income (GAAP)	$95,613	$94,836	$81,664	$177,277	$201,734
(b) Number of Days	91	91	90	181	181
Average Total Shareholders’ Equity (GAAP)	$4,606,186	$4,378,898	$4,759,780	$4,682,991	$4,363,053
Less: Average Total Intangibles	(1,911,705)	(1,834,920)	(1,911,125)	(1,911,416)	(1,830,305)

(c) Average Tangible Equity (non-GAAP)	$2,694,481	$2,543,978	$2,848,655	$2,771,575	$2,532,748
Return on Average Tangible Equity (non-GAAP) [(a) / (b)] x 365 / (c)	14.23%	14.95%	11.63%	12.90%	16.06%

June 30 2022	December 31 2021	June 30 2021	March 31 2022
Selected Financial Ratios:
Loans & Leases, net of unearned income / Deposit Ratio	82.38%	77.19%	78.30%	78.35%
Allowance for Loan & Lease Losses/ Loans & Leases, net of unearned income	1.13%	1.20%	1.29%	1.17%
Allowance for Credit Losses (2)/ Loans & Leases, net of unearned income	1.35%	1.37%	1.41%	1.37%
Nonaccrual Loans / Loans & Leases, net of unearned income	0.15%	0.20%	0.24%	0.19%
90-Day Past Due Loans/ Loans & Leases, net of unearned income	0.09%	0.10%	0.08%	0.08%
Non-performing Loans/ Loans & Leases, net of unearned income	0.37%	0.50%	0.61%	0.43%
Non-performing Assets/ Total Assets	0.29%	0.36%	0.45%	0.32%
Primary Capital Ratio	16.34%	16.79%	16.89%	16.36%
Shareholders’ Equity Ratio	15.59%	16.09%	16.16%	15.65%
Price / Book Ratio	1.05	x	1.05	x	1.07	x	1.03	x
Price / Earnings Ratio	12.37	x	12.82	x	12.42	x	14.57	x

Note:

(2)	Includes allowances for loan losses and lending-related commitments.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended			Six Months Ended
	June	June	March	June	June
	2022	2021	2022	2022	2021
Mortgage Banking Segment Data:
Applications	$1,159,102	$2,029,846	$1,696,504	$2,855,606	$4,660,272
Loans originated	955,152	1,658,128	1,006,363	1,961,516	3,568,747
Loans sold	$1,072,623	$1,877,772	$1,170,124	$2,242,748	$3,695,656
Purchase money % of loans closed	86%	69%	73%	79%	55%
Realized gain on sales and fees as a % of loans sold	2.40%	2.90%	2.98%	2.59%	3.52%
Net interest income	$2,870	$2,871	$2,317	$5,187	$5,521
Other income	21,468	39,764	23,397	44,865	107,271
Other expense	25,776	36,390	25,448	51,224	77,573
Income taxes	(285)	1,280	57	(228)	7,220
Net (loss) income	$(1,153)	$4,965	$209	$(944)	$27,999

		June 30	June 30	December 31	March 31
		2022	2021	2021	2022
Period End Mortgage Banking Segment Data:
Locked pipeline		$206,246	$660,258	$448,889	$412,809
Balance of loans serviced		$3,534,607	$3,674,023	$3,698,998	$3,623,207
Number of loans serviced		24,226	25,526	25,198	24,677

		June 30	June 30	December 31	March 31
		2022	2021	2021	2022
Asset Quality Data:
EOP Non-Accrual Loans		$28,386	$41,182	$36,028	$34,093
EOP 90-Day Past Due Loans		16,443	14,135	18,879	15,179
EOP Restructured Loans (1)		25,504	47,271	35,856	30,582

Total EOP Non-performing Loans		$70,333	$102,588	$90,763	$79,854
EOP Other Real Estate Owned		13,847	18,474	14,823	13,641

Total EOP Non-performing Assets		$84,180	$121,062	$105,586	$93,495

	Three Months Ended			Six Months Ended
	June	June	March	June	June
	2022	2021	2022	2022	2021
Allowance for Loan & Lease Losses:
Beginning Balance	$214,594	$231,582	$216,016	$216,016	$235,830
Initial allowance for acquired PCD loans	0	0	0	0	0
Gross Charge-offs	(2,119)	(6,131)	(1,476)	(3,595)	(13,088)
Recoveries	3,060	910	3,456	6,516	3,325

Net Recoveries (Charge-offs)	941	(5,221)	1,980	2,921	(9,763)
Provision for Loan & Lease Losses	(1,806)	(8,816)	(3,402)	(5,208)	(8,522)

Ending Balance	$213,729	$217,545	$214,594	$213,729	$217,545
Reserve for lending-related commitments	42,579	20,897	36,679	42,579	20,897

Allowance for Credit Losses (2)	$256,308	$238,442	$251,273	$256,308	$238,442

Notes:

(1)

Restructured loans with an aggregate balance of $11,298, $32,471, $22,421, and $13,568 at June 30, 2022, June 30, 2021, December 31, 2021, and March 31, 2022 respectively, were on nonaccrual status, but are not included in “EOP Non-Accrual Loans” above. Restructured loans with an aggregate balance of $3,162, $46 and $102 at June 30, 2022, June 30, 2021 and December 31, 2021, respectively, were 90 days past due, but not included in “EOP Non-Accrual Loans” above.

(2)	Includes allowances for loan losses and lending-related commitments.